Exhibit 99.1

TPG RE Finance Trust, Inc. Reports Operating Results for the Fourth Quarter and Full Year Ended December 31, 2018

New York, NY, February 25, 2019 /BusinessWire/ -- TPG RE Finance Trust, Inc. (NYSE: TRTX) (“TRTX” or the “Company”) reported its operating results for the fourth quarter and full year ended December 31, 2018. For the fourth quarter of 2018 GAAP net income was $28.6 million, earnings per diluted common share was $0.43, and book value per common share at December 31, 2018 was $19.76.

FOURTH QUARTER 2018 HIGHLIGHTS

-- Generated GAAP net income of $28.6 million, or $0.43 per diluted common share, based on a weighted average share count of 67.2 million common shares, an increase of 2.9 million common shares (4.5%) from the three months ended September 30, 2018, due to the Company’s August 2018 underwritten public offering of common stock

-- Closed five new loan commitments totaling $623.7 million, with an average loan size of $124.7 million, an initial unpaid principal balance of $452.1 million, a weighted average credit spread of 326 bps, and a weighted average loan-to-value of 64.8%

-- Closed a $1.0 billion managed Commercial Real Estate Collateralized Loan Obligation (“CRE CLO”), which features a 24-month reinvestment period, an advance rate of 79.5%, and a weighted average interest rate at issuance of LIBOR plus 1.45%, before transaction costs

-- Declared cash dividends of $29.0 million, or $0.43 per common share, representing a 9.4% annualized dividend yield based on the quarter end closing share price of $18.28

FULL YEAR 2018 HIGHLIGHTS

-- Generated GAAP net income of $106.9 million, or $1.70 per diluted common share, based on a weighted average share count of 63.0 million common shares, an increase of 8.8 million common shares (16.2%) from the year ended December 31, 2017, due to the Company’s August 2018 underwritten public offering of common stock and initial public offering of common stock in July 2017

-- Grew loan portfolio commitments to $4.9 billion, an increase of $1.2 billion (32.7%) from 2017, through the origination of $2.5 billion of high quality floating rate, first mortgage loans, with an average loan size of $97.0 million, an initial unpaid principal balance of $2.1 billion, and a weighted average credit spread of 356 bps

-- Closed two CRE CLOs totaling $1.9 billion, financing 51 existing TRTX first mortgage loan investments, comprising 48 pari passu participation interests and three whole loans, further diversifying sources of debt financing, reducing cost of funds, and increasing non-recourse, matched-term financing to 52.1% of loan portfolio borrowings

-- Increased equity capital base through a $138.7 million underwritten public offering of 7 million shares of common stock at $19.82 per common share

Greta Guggenheim, Chief Executive Officer, stated: “We had a very strong year, with originations totaling $2.5 billion, a 30% increase from 2017, and with a weighted-average spread on 2018 originations of 356 bps. In the face of ongoing competitive headwinds, we continued to strengthen credit quality with 100% first mortgage loans, focusing on existing, cash flowing assets. 2019 is already off to a strong start, with $629.5 million of loans closed, or in the process of closing, which together with an expected lower level of 2019 repayments will support earnings growth in the first quarter and beyond.”

The Company issued a supplemental presentation detailing its fourth quarter and full year 2018 operating results, which can be viewed at http://investors.tpgrefinance.com/.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a conference call and webcast to review its financial results with investors and other interested parties at 8:30 a.m. ET on Tuesday, February 26, 2019. The call will be hosted by Greta Guggenheim, Chief Executive Officer, and Bob Foley, Chief Financial and Risk Officer. To participate in the conference call, callers from the United States and Canada should dial +1-877-407-9716, and international callers should dial +1-201-493-6779, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website at http://investors.tpgrefinance.com/event.

REPLAY INFORMATION

A replay of the conference call will be available after 11:30 a.m. ET on Tuesday, February 26, 2019 through 11:59 p.m. ET on Tuesday, March 12, 2019. To access the replay, listeners may use +1-844-512-2921 (domestic) or +1-412-317-6671 (international). The passcode for the replay is 13686717. The recorded replay will be available on the Company’s website for one year after the call date.

ABOUT TRTX

TPG RE Finance Trust, Inc. is a commercial real estate finance company that focuses primarily on originating, acquiring, and managing first mortgage loans and other commercial real estate‐related debt instruments secured by institutional properties located in primary and select secondary markets in the United States. The Company is externally managed by TPG RE Finance Trust Management, L.P., a part of TPG Real Estate, which is the real estate investment platform of TPG. TPG is a global alternative asset firm with a 25-year history and more than $103 billion of assets under management. For more information regarding TRTX, visit www.tpgrefinance.com.

FORWARD-LOOKING STATEMENTS

The information contained in this earnings release contains “forward‐looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward‐looking statements are subject to various risks and uncertainties, including, without limitation, statements relating to the performance of the Company’s investments, the Company’s ability to originate loans that are in the pipeline and under evaluation by the Company, and financing needs and arrangements. Forward‐looking statements are generally identifiable by use of forward‐looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward‐looking statements are based on certain assumptions, discuss future expectations, describe existing or future plans and strategies, contain projections of results of operations, liquidity and/or financial condition or state other forward‐looking information. Statements relating to the Company’s ability to fund loans that are under signed term sheets and in closing and originating loans in the pipeline that the Company is evaluating are forward-looking statements, and the Company cannot assure you that TRTX will close loans that are under signed term sheets and in closing or enter into definitive documents and close any of the loans in the pipeline that the Company is evaluating. The ability of TRTX to predict future events or conditions or their impact or the actual effect of existing or future plans or strategies is inherently uncertain. Although the Company believes that such forward‐looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward‐looking statements. You are cautioned not to place undue reliance on these forward‐looking statements, which reflect the Company’s views only as of the date of this earnings release. Except as required by law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward‐looking statements appearing in this earnings release. The Company does not undertake any obligation to update any forward-looking statements contained in this earnings release as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT

(212) 405-8500

IR@tpgrefinance.com

MEDIA CONTACT

TPG RE Finance Trust, Inc.

Courtney Power

(415) 743-1550

media@tpg.com

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